UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 11, 2013

Date of Report (Date of earliest event reported)

PEERLESS SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-21287 (Commission File Number)	95-3732595 (IRS Employer Identification Number)

1055 Washington Blvd., 8th Floor

Stamford, CT 06901

(Address of principal executive offices) (Zip Code)

(203) 350-0040

(Registrant’s telephone number, including area code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Employment Agreement with Timothy E. Brog

Peerless Systems Corporation, a Delaware corporation (the “Company”), has entered into an Employment Agreement (the “Employment Agreement”), dated July 11, 2013, with Timothy E. Brog, the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors (the “Board”). Mr. Brog has served as the Company’s Chief Executive Officer since August 2010 and as Chairman since June 2008.

The Employment Agreement provides that Mr. Brog will receive an annual base salary of $359,000 from June 24, 2013 through the end of fiscal year 2014, $369,000 for fiscal year 2015, $389,000 for fiscal year 2016, and $399,000 for fiscal year 2017 and thereafter. Mr. Brog will be eligible to be considered for a bonus and options semi-annually. Mr. Brog also received a grant of 250,000 shares of restricted common stock, par value $.001 per share (the “Common Stock”), one quarter of which will vest if prior to July 11, 2017 the average closing price of the Common Stock on the Nasdaq Capital Market is greater than or equal to the target prices of $3.75, $4.00, $4.25 and $4.50, respectively, for 15 consecutive trading days. The target prices were discussed and negotiated over the past five months between the Board’s Compensation Committee and Mr. Brog, over a period for which the average trading price of the Common Stock was $3.43. All such shares will also vest in the event that the Company (i) announces its intent to terminate its registration of the Common Stock under Section 12(g) of the Securities and Exchange Act of 1934, (ii) commences a self-tender offer for not less than 33% of the outstanding Common Stock, at an offer price at least equal to the average closing price over the preceding 15 trading days, or (iii) completes any other extraordinary transaction in which shares of the Company equal to not less than 20% of the shares of outstanding Common Stock immediately prior to such transaction are issued as part of such transaction. In addition, any dividends paid in cash, securities or other property by the Company shall reduce the target prices required for vesting by an amount equal to the value of such dividend. In connection with the new Employment Agreement, Mr. Brog agreed to forfeit 150,000 shares of restricted Common Stock that remained unvested under the previous employment agreement between the Company and Mr. Brog dated August 26, 2010 (the “2010 Agreement”).

The one-year term of employment under the Employment Agreement will renew on the first, second and third anniversaries of the date of the Employment Agreement, unless either party provides 120 days’ prior notice to the other party. After July 11, 2017, the Employment Agreement may be terminated by either party with 90 days’ prior notice to the other party.

If Mr. Brog’s employment is terminated without Cause (as defined in the Employment Agreement), he will receive unpaid salary and benefits, salary and benefits until the end of the applicable term of the Employment Agreement, and a severance payment equal to 12 months’ salary and Company-paid health insurance for the severance period. Additionally, if Mr. Brog is terminated without Cause prior to July 11, 2017, 125,000 shares of his restricted stock will vest (or 62,500 shares, if the remaining shares have already vested).

The foregoing is a summary of the material terms of the Employment Agreement. Reference should be made to the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1, for a complete understanding of its terms.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with entering into the Employment Agreement, the Company and Mr. Brog terminated the 2010 Agreement. That agreement provided that Mr. Brog would receive a base salary of $340,000 and would be eligible to be considered for a bonus and options semi-annually. Mr. Brog also received a grant of 200,000 shares of restricted Common Stock, one quarter of which was to vest if prior to August 26, 2013 the average closing price of the Common Stock on the Nasdaq Capital Market were greater than or equal to the target prices of $3.75, $4.00, $4.25 and $4.50, respectively, for 15 consecutive trading days. In connection with the new Employment Agreement, Mr. Brog agreed to forfeit 150,000 shares of restricted Common Stock that remained unvested under the 2010 Agreement.

The foregoing is a summary of the material terms of the 2010 Agreement. Reference should be made to the full text of the 2010 Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 30, 2010, for a complete understanding of its terms.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e) On July 11, 2013, the Company entered into the Employment Agreement with Mr. Brog, its Chairman and Chief Executive Officer, which included various provisions relating to Mr. Brog’s compensation. For a brief description of the terms and conditions of the Employment Agreement and the amounts payable to Mr. Brog thereunder, please see the description of the material terms and conditions of the Employment Agreement in Item 1.01 above.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description
10.1	Employment Agreement, dated as of July 11, 2013, between Peerless Systems Corporation and Timothy E. Brog.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEERLESS SYSTEMS CORPORATION

Date: July 12, 2013	By:	/s/ Yi Tsai
		Name:	Yi Tsai
		Title:	Chief Financial Officer